Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2015 Fourth Quarter and Full Year Results

• Fourth quarter revenue of $123.5 million, reflects continued strength in Infrastructure

• Gross margins maintained at 27.1% despite agriculture market headwinds

• Earnings impacted by asset valuation adjustments and foreign currency

OMAHA, Neb., October 15, 2015—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter ended August 31, 2015.

Fourth Quarter Results

Fourth quarter fiscal 2015 revenues were $123.5 million versus $147.5 million of revenues in the same prior year period. Net earnings (loss) were ($3.2 million) or ($0.28) per diluted share compared with $11.3 million or $0.89 per diluted share in the prior year. 2015 fourth quarter results included a bad debt reserve of $5.0 million on an account receivable and a reserve of $2.9 million against foreign income tax assets, both related to our business unit in China. Additionally, the effect of currency exchange rates on operating earnings and non-operating expenses was $2.0 million. The after tax impact on earnings for these items was $8.0 million or $0.70 per diluted share.

Total irrigation equipment revenues decreased 23 percent to $96.9 million from $125.8 million in the prior fiscal year’s fourth quarter. U.S. irrigation revenues of $54.6 million decreased 23 percent primarily due to sales resulting from storm damage contributing an estimated $20 million to prior year fourth quarter revenue. International irrigation revenues of $42.3 million decreased 23 percent due to the impact of currency exchange rates and lower sales in the Middle East. Infrastructure revenues increased 23 percent to $26.7 million due to increases in sales of road safety products and Barrier Transfer Machines.

Gross margin was 27.1 percent of sales, equal to the prior year’s fourth quarter. Gross margin in irrigation decreased by less than 1 percentage point while infrastructure gross margins increased by approximately 2 percentage points primarily due to sales mix.

Operating expenses were $30.7 million compared to $23.7 million in the same prior year period. The current period operating expenses include $2.9 million of Elecsys Corporation operating expenses and a $5.0 million bad debt charge. Operating expenses were 24.8 percent of sales in the fourth quarter of fiscal 2015 compared with 16.1 percent of sales in the prior year period. Operating margins were 2.2 percent in the fourth quarter, versus 11.0 percent in the prior year period.

Cash and cash equivalents of $139.1 million were $32.7 million lower than the end of the prior fiscal year. During the quarter the Company repurchased 220,277 shares for $18.4 million. In fiscal 2015 the Company repurchased 1,198,089 shares for $96.9 million. At August 31, 2015, $112.1 million remains authorized under the Company’s share repurchase program.

Backlog of unshipped orders at August 31, 2015 was $48.0 million compared with $79.6 million at August 31, 2014 and $53.2 million at May 31, 2015. The backlog at August 31, 2014 included $12.7 million for the Golden Gate Bridge which was completed in the second quarter of 2015. The current period includes $9.5 million of backlog from Elecsys Corporation.

Twelve Month Results

Total revenues for the year ended August 31, 2015 were $560.2 million, a 9 percent decrease from $617.9 million of revenues in the same prior year period. Net earnings were $26.3 million or $2.22 per diluted share compared with $51.5 million or $4.00 per diluted share in the prior year. The current year includes charges for the items noted in quarterly results above along with $1.5 million of environmental expenses, $1.8 million of acquisition and integration expenses, and the full year effect of currency exchange rates on operating earnings and non-operating expenses of $3.8 million. The after tax impact on earnings for these items was $11.4 million or $0.96 per diluted share.

Total irrigation equipment revenues decreased 16 percent to $451.2 million from $539.9 million during the prior fiscal year. U.S. irrigation revenues of $273.7 million declined 17 percent with approximately half of the decline due to lower storm damage related sales compared to 2014. International irrigation revenues of $177.5 million decreased 15 percent with slightly more than half of the decline due to the impact of currency exchange rates. Infrastructure revenues increased 40 percent to $109.0 million due to the Golden Gate Bridge project in the second quarter and increased sales of road safety products.

Outlook

Rick Parod, president and chief executive officer, commented, “It has been a challenging year as lower grain prices, falling currency rates relative to the dollar, and accounting adjustments to asset valuations have impacted sales and earnings in the fourth quarter and year. While commodity prices appear to have stabilized, farmer sentiment is mixed and U.S. and international irrigation equipment demand remains challenged.”

Parod continued, “Longer term, drivers for the Company’s markets of population growth, expanded food production and efficient water use, and infrastructure upgrades and expansion support our expectation for growth. In fiscal 2016 we plan to manage our cost structure while continuing to invest in longer term growth initiatives such as product and project solution development as well as geographic expansion in key markets. In addition, we will continue to execute against the capital allocation plan announced in January 2014.”

Fourth-Quarter Conference Call

Lindsay’s fiscal 2015 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 45154892. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets water management equipment and services including irrigation systems, pump stations, filtration, and M2M controls designed to increase or stabilize crop production while conserving water, energy, and labor, and that also provide efficiency benefits in various industrial applications. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At August 31, 2015 Lindsay had approximately 11.3 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended August 31,		Years ended August 31,
(in thousands, except per share amounts)	2015	2014	2015	2014

Operating revenues	$123,540	$147,522	$560,181	$617,933
Cost of operating revenues	90,075	107,599	403,860	446,938

Gross profit	33,465	39,923	156,321	170,995

Operating expenses:
Selling expense	10,186	9,040	40,516	38,284
General and administrative expense	16,991	12,129	52,261	43,228
Engineering and research expense	3,519	2,523	12,849	11,125

Total operating expenses	30,696	23,692	105,626	92,637

Operating income	2,769	16,231	50,695	78,358

Interest expense	(1,202)	(47)	(2,626)	(187)
Interest income	163	142	631	729
Other (expense) income, net	(1,201)	223	(1,949)	(245)

Earnings before income taxes	529	16,549	46,751	78,655

Income tax expense	3,710	5,220	20,442	27,143

Net earnings (loss)	$(3,181)	$11,329	$26,309	$51,512

Earnings (loss) per share:
Basic	$(0.28)	$0.89	$2.23	$4.01
Diluted	$(0.28)	$0.89	$2.22	$4.00

Shares used in computing earnings per share:
Basic	11,378	12,686	11,818	12,832
Diluted	11,418	12,744	11,855	12,882

Cash dividends declared per share	$0.280	$0.270	$1.090	$0.920

Lindsay Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except par values)	August 31, 2015	August 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$139,093	$171,842
Receivables, net	74,063	94,135
Inventories, net	74,930	71,696
Deferred income taxes	15,807	17,714
Prepaid expenses	5,197	3,732
Other current assets	13,077	14,939

Total current assets	322,167	374,058

Property, plant and equipment, net	78,656	72,457
Intangible assets, net	51,920	31,980
Goodwill	76,801	37,021
Other noncurrent assets	6,924	11,035

Total assets	$536,468	$526,551

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,814	$42,424
Current portion of long-term debt	193	—
Other current liabilities	56,105	73,943

Total current liabilities	95,112	116,367

Pension benefits liabilities	6,569	6,600
Long-term debt	117,173	—
Deferred income taxes	18,971	12,992
Other noncurrent liabilities	10,083	7,945

Total liabilities	247,908	143,904

Shareholders’ equity:
Preferred stock	—	—
Common stock	18,684	18,636
Capital in excess of stated value	55,184	52,866
Retained earnings	458,903	445,366
Less treasury stock	(228,903)	(132,020)
Accumulated other comprehensive loss, net	(15,308)	(2,201)

Total shareholders’ equity	288,560	382,647

Total liabilities and shareholders’ equity	$536,468	$526,551

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)	Years Ended August 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$26,309	$51,512
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,412	14,793
Asset write-down	270	—
Provision for uncollectible accounts receivable	5,840	2,225
Deferred income taxes	278	(8,195)
Share-based compensation expense	3,332	4,207
Other, net	4,665	(465)
Changes in assets and liabilities:
Receivables	10,902	24,751
Inventories	915	(2,724)
Other current assets	(3,984)	(3,092)
Accounts payable	(337)	(623)
Other current liabilities	(9,467)	8,954
Current taxes payable	(8,011)	5,706
Other noncurrent assets and liabilities	1,558	(5,251)

Net cash provided by operating activities	48,682	91,798

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(15,244)	(17,715)
Acquisition of business, net of cash acquired	(69,521)	—
Proceeds from settlement of net investment hedges	7,473	1,245
Payments for settlement of net investment hedges	(1,202)	(2,040)
Other investing activities, net	(1,091)	34

Net cash used in investing activities	(79,585)	(18,476)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	394	455
Common stock withheld for payroll tax withholdings	(1,706)	(2,027)
Proceeds from issuance of long-term debt	115,000	—
Principal payments on long-term debt	(112)	—
Issuance costs related to debt	(620)	—
Excess tax benefits from share-based compensation	611	762
Repurchase of common shares	(96,883)	(41,059)
Dividends paid	(12,772)	(11,726)

Net cash provided by (used) in financing activities	3,912	(53,595)

Effect of exchange rate changes on cash and cash equivalents	(5,758)	188

Net change in cash and cash equivalents	(32,749)	19,915
Cash and cash equivalents, beginning of period	171,842	151,927

Cash and cash equivalents, end of period	$139,093	$171,842